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                                                                    EXHIBIT 4.13

                                AMENDMENT NO. 5

                                       TO

                         REGISTRATION RIGHTS AGREEMENT

     AMENDMENT NO. 5, dated as of January 10, 2000 by and among Adolor Corporation, a Delaware corporation (the "Company"), certain holders of the Company's outstanding securities (collectively, the "Existing Investors") and those purchasers listed in Schedule Ito the Series G Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") dated the date hereof (collectively, including such purchasers who participate in any Additional Closing (as defined in the Purchase Agreement) and who execute a counterpart to this Agreement, the "Purchasers").

     WHEREAS, the Company and the Existing Investors are parties to that Registration Rights Agreement (the "Registration Rights Agreement") by and among the Company and the parties named therein dated as of the 7th day of November 1994, as amended by Amendment No. 1 to the Registration Rights Agreement dated as of February 27, 1996, Amendment No. 2 to the Registration Rights Agreement dated as of May 1, 1997, Amendment No. 3 to the Registration Rights Agreement dated as of December 8, 1998, and Amendment No. 4 to the Registration Rights Agreement dated as of July 22, 1999; and

     WHEREAS, the Purchasers are purchasing from the Company and the Company is issuing and selling to the Purchasers up to 12,306,000 shares (the "Series G Shares") of Series G Convertible Preferred Stock, par value $.01, ("Series G Stock") of the Company at the aggregate purchase price of up to $12,306,000 pursuant to the Purchase Agreement, and

     WHEREAS, it is a condition to the sale of the Series G Shares that the Registration Rights Agreement be amended to grant the Purchasers certain rights thereunder, and the parties hereto desire to amend the Registration Rights Agreement as set forth below

     NOW, THEREFORE in consideration of the foregoing and the promises and covenants contained herein, the parties hereby agree as follows:

1. That Section 1 of the Registration Rights Agreement, as amended to date, be and hereby is further amended to delete the definition of "Preferred Shares" therein and replace it with the following:

         "Preferred Shares" shall mean shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share, Series B Convertible Preferred Stock, par value $.01 per share, Series C Convertible Preferred Stock, par value $.01 per share, Series E Convertible Preferred Stock, par value $.01 per share, Series F Convertible Preferred Stock, par value $.01 per share, and Series G Convertible Preferred Stock, par value $.01 per share.

2. That any Purchasers who have not previously been made parties to the Registration Rights Agreement, as amended, shall become parties to the Registration Rights Agreement, as amended; and that any Existing Investors who have not previously been
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     made parties to the Registration Rights Agreement, as amended, shall become parties to the Registration Rights Agreement, as amended.

3. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Registration Rights Agreement.

4. In all other respects, the Registration Rights Agreement is hereby ratified, confirmed and approved, and all terms thereof shall remain in full force and effect.

5. This Amendment No. 5 may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.


                      [Signature Pages Follow Immediately]